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                                                                  EXHIBIT 21.1

                        LIST OF REGISTRANT'S SUBSIDIARIES

ENTITY                                                  STATE/COUNTRY OF INCORPORATION
------                                                  ------------------------------
Cirrus Logic International Ltd.                         Bermuda
Cirrus Logic KK                                         Japan
Cirrus Logic GmbH                                       Germany
Cirrus Logic Korea Co. Ltd.                             Korea
Cirrus Logic (UK) Ltd.                                  United Kingdom
Cirrus Logic International SARL                         France
Cirrus Logic software India, Pvt. Ltd.                  India
EAudio, Inc.                                            Delaware
EMicro Corporation                                      Delaware
Crystal Semiconductor Corporation                       Delaware
Pacific Communication Sciences, Inc.                    Delaware